Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Cumulative Shareholder Returns to Exceed $1 Billion Since 2020

New York, NY – February 26, 2026 – International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the fourth quarter and full year 2025.

HIGHLIGHTS & RECENT DEVELOPMENTS

Annual and Quarterly Results:

•	Net income for the fourth quarter of 2025 was $128 million, or $2.56 per diluted share. Net income for the full year was $309 million, or $6.23 per diluted share.

•	Adjusted net income(1), defined as net income excluding special items, for the fourth quarter of 2025 was $122 million, or $2.45 per diluted share. Special items include gains on vessel sales and costs in connection with extinguishment of debt.

•	Adjusted EBITDA(1) for the fourth quarter for 2025 was $175 million and for the full year was $475 million.

Fleet Optimization Program:

•	Consolidated ownership of Tankers International, a leading VLCC pool, through the acquisition of the remaining 50% interest, as the platform expands into a new Suezmax pool.

•	Took delivery of Seaways Gibbs Hill, a 2020-built, scrubber-fitted VLCC, in the fourth quarter for an aggregate price of $119 million.

•	Sold 10 vessels during 2025 with an average age of 18 years for net proceeds of approximately $131 million. In 2026 to date, the Company has sold or agreed to sell seven vessels with an average age of 17 years for proceeds of approximately $216 million.

•	Four of the six LR1 newbuildings are on track to deliver in 2026. Two vessels delivered in 2025: Seaways Alacran in the third quarter and Seaways Balboa in the fourth quarter.

Healthy Balance Sheet:

•	Total liquidity was $724 million as of December 31, 2025, including total cash(1) of $167 million and $557 million undrawn revolving credit capacity.

•	Net loan-to-value remained low at approximately 13% as of December 31, 2025.

•	Unencumbered six VLCCs following the fourth quarter repayment of sale leaseback arrangements using proceeds from the September Norwegian bond issuance. As a result, the Company had 31 unencumbered vessels in the fleet as of December 31, 2025.

Returns to Shareholders:

•	Declared a combined dividend of $2.15 per share to be paid in March 2026, representing 87% adjusted net income(1).

•	Largest quarterly dividend declared in Company history.

•	Over $1 billion in returns to shareholders since 2020, including share repurchases and the March dividend payment.

•	Paid a combined $0.86 per share in dividends in December 2025.

Lois K. Zabrocky, International Seaways President and CEO commented, “We concluded 2025 with our strongest quarter since the first quarter of 2024, with solid contributions from both the crude and product segments and a return of VLCCs as leaders in tanker earnings. Our fleet renewal activity in 2025 reflects the disciplined approach we strive to take across the cycles: monetizing older assets at attractive values while securing modern tonnage that positions the fleet for long-term trading opportunities. We remained active through the fourth quarter and into the start of the year highlighted by the sales of older vessels, the strategic consolidation of Tankers International, and substantial returns to shareholders amid the strength of the tanker markets.”

Ms. Zabrocky continued, “Strong market fundamentals remain the underlying driver of tanker earnings, while today’s geopolitical environment has served as a powerful catalyst. Beneath the geopolitical headlines, we continue to see healthy oil demand growth of more than one million barrels per day, alongside supply growth from the Americas and OPEC+. On the supply side, while the orderbook stands at more than 15% of the existing fleet, nearly half of the fleet is expected to reach 20 years of age by the time those vessels deliver. At the same time, we are seeing increased enforcement actions targeting sanctioned tonnage, which now exceeds the size of the orderbook, and we expect this to constrain effective fleet growth in compliant trades. Against this backdrop, Seaways remains well positioned with our significant operating leverage to convert positive market dynamics into strong cash flow generation, supporting the continued execution of our disciplined capital allocation strategy.”

Jeff Pribor, the Company’s CFO stated, “Following the placement of $250 million in senior unsecured bonds, we repaid higher-cost debt and unencumbered six additional vessels. Over the course of the year, we took advantage of our financial strength and flexibility to renew the fleet without stretching the balance sheet, funding investments through sales of older vessels and attractively priced financing, while reducing our net loan-to-value ratio to 13% and returning nearly $150 million to shareholders. With continued strength in tanker markets into 2026, we remain focused on deploying cash flow toward fleet renewal and shareholder returns.”

FOURTH QUARTER 2025 RESULTS

Net income for the fourth quarter of 2025 was $128 million, or $2.56 per diluted share, compared to net income of $36 million, or $0.72 per diluted share, for the fourth quarter of 2024. The increase in results was primarily driven by higher TCE revenues(1) from spot earnings across the fleet, with weighted average spot rates increasing by approximately $15,400 per day, and the impact of fleet optimization, reflected in lower vessel expenses and gains on vessel sales compared with a non-cash impairment charge in the fourth quarter of 2024.

Shipping revenues for the fourth quarter were $268 million, compared to $195 million for the fourth quarter of 2024. Consolidated TCE revenues(1) for the fourth quarter were $260 million, compared to $191 million for the fourth quarter of 2024.

Adjusted EBITDA(1) for the fourth quarter was $175 million, compared to $95 million for the fourth quarter of 2024.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $151 million for the fourth quarter of 2025, compared to $96 million for the fourth quarter of 2024. TCE revenues(1) were $147 million for the fourth quarter, compared to $93 million for the fourth quarter of 2024. This increase was attributable to higher spot earnings across the segment, with weighted average spot rates increasing by over $26,000 per day and higher time charter revenues, reflecting incremental profit sharing of approximately $36,900 per day on our dual-fuel VLCCs.

Product Carriers

Shipping revenues for the Product Carriers segment were $117 million for the fourth quarter of 2025, compared to $99 million for the fourth quarter of 2024. TCE revenues(1) were $113 million for the fourth quarter of 2025, compared to $97 million for the fourth quarter of 2024. The increase was driven by higher spot earnings across the product segment, with weighted average spot rates increasing by over $8,000 per day.

FLEET OPTIMIZATION PROGRAM

On January 27, 2026, the Company acquired sole ownership of Tankers International, a leading shipping pool founded in 2000, providing commercial management of modern, independent VLCC tonnage. Tankers International has formed a new pool to expand its commercial management into the Suezmax class, to which the Company expects to contribute its Suezmax vessels trading in the spot market.

During the fourth quarter of 2025, the Company took delivery of Seaways Gibbs Hill, a 2020-built, scrubber-fitted VLCC. In August 2025, the Company agreed to purchase the vessel for $119 million, of which $12 million was paid during the third quarter in connection with the agreement.

In the fourth quarter, the Company sold three MR vessels with an average age of 18.5 years for net proceeds of $36 million. During the year ended December 31, 2025, the Company sold ten vessels, eight MRs and two LR1s, with an average age of 18.0 years for proceeds of approximately $131 million, excluding two vessels that were swapped in early 2025. The vessel swap exchanged two older VLCCs and $3 million in cash for three younger MRs through a series of vessel sales and purchase agreements spanning over the fourth quarter of 2024 and the first quarter of 2025.

Between December 2025 and February 2026, the Company sold or entered into agreements to sell seven vessels for aggregate proceeds of approximately $216 million, net of commissions and fees. The vessels are among the oldest remaining in the fleet, consisting of five MRs with an average age of 18 years and two VLCCs with an average age of 15 years. The Company expects to close these transactions during the first quarter of 2026 and recognize gains from the vessel sales of approximately $80 million.

During the fourth quarter of 2025, the Company took delivery of the Seaways Balboa, the second of six LR1 newbuildings under construction in Korea with K Shipbuilding Co., Ltd. The aggregate contract price for the six scrubber-fitted, dual-fuel ready LR1 vessels is approximately $359 million. As of December 31, 2025, the Company has approximately $188 million in remaining construction costs, of which approximately $158 million is expected to be drawn from the ECA Credit Facility (as defined below) in accordance with the delivery schedule. In the first quarter of 2026, the Company paid approximately $30 million in installment payments related to the construction of these vessels.

In the fourth quarter, the Company entered into a time charter agreement for one year on a 2012-built Suezmax that commenced in November 2025. As of January 1, 2026, the Company has 13 vessels on time charter agreements with an average duration of 1.4 years and total future contracted revenues through expiry of approximately $210 million, excluding any applicable profit share.

BALANCE SHEET ENHANCEMENTS

In September 2025, the Company successfully issued $250 million of senior unsecured bonds maturing in 2030 in the Norwegian bond market at a coupon rate of 7.125%. Proceeds from the bonds were used in the exercise of declared purchase options on existing sale leaseback arrangements bearing interest at SOFR plus 405 basis points with an 18-year amortization profile. The purchase options were paid in November 2025 for $258 million, which unencumbered six VLCCs, reduced interest expense and eliminated approximately $22 million in annual mandatory principal payments.

In August 2025, the Company entered into a Korean export agency-backed financing with DNB Bank and K-Sure for up to $240 million, secured by six LR1 newbuildings delivering between the third quarter of 2025 and the third quarter of 2026 (the “ECA Credit Facility”). The 12-year facility combines for a 20-year amortization profile and a blended interest rate of SOFR plus 125 basis points across two tranches. Funds will be drawn under the facility in connection with the delivery of each vessel. During 2025, the Company drew $82 million in connection with the delivery of two vessels.

In the year ended December 30, 2025, the Company repaid $145 million on its revolving credit facilities, composed of $69 million, primarily borrowed for timing differences in connection with the vessel swap and $76 million to offset capacity reductions in our revolving credit facilities.

RETURNING CASH TO SHAREHOLDERS

In December 2025, the Company paid a combined dividend of $0.86 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $0.74 per share.

On February 25, 2026, the Company’s Board of Directors declared a combined dividend of $2.15 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $2.03 per share of common stock. Both dividends will be paid on March 30, 2026, to shareholders with a record date at the close of business on March 20, 2026.

In October 2025, the Company’s Board of Directors extended the expiry of the $50 million share repurchase program to the end of 2026.

(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its fourth quarter 2025 results at 9:00 a.m. Eastern Time on Thursday, February 26, 2026. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 699376. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until March 13, 2026, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 421241.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of approximately 70 vessels across the principal tanker asset classes including four vessels on order. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2025 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations
($ in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$209,394	$145,194	$641,785	$749,164
Time and bareboat charter revenues	45,954	38,089	157,580	137,119
Voyage charter revenues	12,531	11,330	43,937	65,330
Total Shipping Revenues	267,879	194,613	843,302	951,613

Operating Expenses:
Voyage expenses	7,897	3,973	23,688	18,510
Vessel expenses	65,879	73,171	266,143	275,661
Charter hire expenses	7,355	8,998	33,261	29,839
Depreciation and amortization	41,362	39,466	163,586	149,440
General and administrative	13,022	15,113	50,235	52,607
Other operating expenses	1,831	105	3,541	2,820
Third-party debt modification fees	-	-	-	168
(Gain)/Loss on disposal of vessels and other assets, net	(7,629)	8,745	(42,537)	(32,657)
Total operating expenses	129,717	149,571	497,917	496,388
Income from vessel operations	138,162	45,042	345,385	455,225
Other income	799	1,593	6,169	10,118
Income before interest expense and income taxes	138,961	46,635	351,554	465,343
Interest expense	(11,868)	(11,895)	(42,704)	(49,703)
Income before income taxes	127,093	34,740	308,850	415,640
Income tax benefit	411	1,083	411	1,084
Net income	$127,504	$35,823	$309,261	$416,724

Weighted Average Number of Common Shares Outstanding:
Basic	49,368,928	49,175,563	49,335,230	49,270,496
Diluted	49,682,572	49,546,868	49,595,945	49,680,127

Per Share Amounts:
Basic net income per share	$2.58	$0.73	$6.27	$8.45
Diluted net income per share	$2.56	$0.72	$6.23	$8.38

Consolidated Balance Sheets
($ in thousands)

	December 31,	December 31,
	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$116,922	$157,506
Short-term investments	50,000	-
Voyage receivables	177,887	185,521
Other receivables	13,836	13,771
Inventories	611	1,875
Prepaid expenses and other current assets	7,384	15,570
Current portion of derivative asset	406	2,080
Total Current Assets	367,046	376,323

Vessels and other property, less accumulated depreciation	2,077,986	2,050,211
Vessels construction in progress	57,725	37,020
Deferred drydock expenditures, net	109,257	90,209
Operating lease right-of-use assets	7,220	21,229
Pool working capital deposits	33,051	35,372
Long-term derivative asset	5	801
Other assets	16,352	25,232
Total Assets	$2,668,642	$2,636,397

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$69,921	$66,264
Current portion of operating lease liabilities	3,182	14,617
Current installments of long-term debt	25,788	50,054
Total Current Liabilities	98,891	130,935
Long-term operating lease liabilities	5,954	8,715
Long-term debt	541,291	638,353
Other liabilities	2,229	2,346
Total Liabilities	648,365	780,349

Equity:
Total Equity	2,020,277	1,856,048
Total Liabilities and Equity	$2,668,642	$2,636,397

Consolidated Statements of Cash Flows
($ in thousands)

	Fiscal Year Ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net income	$309,261	$416,724
Items included in net income not affecting cash flows:
Depreciation and amortization	163,586	149,440
Loss on write-down of vessels and other assets	—	8,700
Amortization of debt discount and other deferred financing costs	4,262	4,110
Deferred financing costs write-off	1,761	—
Stock compensation	8,699	9,000
Other – net	(189)	(553)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(42,537)	(41,357)
Loss on extinguishment of debt	315	—
Payments for drydocking	(84,211)	(58,642)
Insurance claims proceeds related to vessel operations	2,840	1,073
Changes in operating assets and liabilities	16,265	58,643
Net cash provided by operating activities	380,052	547,138
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements, and vessels under construction	(340,480)	(278,794)
Security deposits for vessel exchange transactions	5,000	(5,000)
Proceeds from disposal of vessels and other property, net	246,259	71,895
Expenditures for other property	(1,441)	(1,386)
Pool working capital deposits	(650)	(1,732)
Investments in short term time deposits	(50,000)	(125,000)
Proceeds from maturities of short term time deposits	—	185,000
Net cash used in investing activities	(141,312)	(155,017)
Cash Flows from Financing Activities:
Borrowings on nonrevolving credit facility debt	331,494	—
Borrowings on revolving credit facilities	80,000	120,000
Repayments on revolving credit facilities	(224,581)	(70,000)
Repayments of debt	—	(39,851)
Premium and fees on extinguishment of debt	(315)	—
Payments on sale and leaseback financing	(303,504)	(49,294)
Payments of deferred financing costs	(11,666)	(5,759)
Cash dividends paid	(144,611)	(284,416)
Repurchase of common stock	—	(25,000)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(6,141)	(7,055)
Net cash used in financing activities	(279,324)	(361,375)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(40,584)	30,746
Cash and cash equivalents at beginning of year	157,506	126,760
Cash and cash equivalents at end of year	$116,922	$157,506

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and fiscal year ended December 31, 2025 and the comparable periods of 2024. Revenue days in the quarter ended December 31, 2025 totaled 5,945 compared with 6,697 in the prior year quarter. Revenue days in the year ended December 31, 2025 totaled 25,393 compared with 25,904 in the prior year. The information in these tables excludes commercial pool fees/commissions averaging approximately $942 and $764 per day for the three months ended December 31, 2025 and 2024, respectively, and approximately $924 and $902 per day for the years ended December 31, 2025 and 2024, respectively.

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$75,566	$69,847		$35,572	$32,947
Number of Revenue Days	527	276	803	823	276	1,099
Suezmax
Average TCE Rate	$52,802	$35,940		$29,700	$30,855
Number of Revenue Days	1,052	134	1,186	1,023	154	1,177
Aframax
Average TCE Rate	$42,201	$38,326		$31,212	$38,500
Number of Revenue Days	292	92	384	276	92	368
Total Crude Tankers Revenue Days	1,871	502	2,373	2,122	522	2,644
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$39,522		$-	$39,501
Number of Revenue Days	-	91	91	-	92	92
Panamax (LR1)
Average TCE Rate	$62,904	$-		$37,103	$-
Number of Revenue Days	381	-	381	715	-	715
MR
Average TCE Rate	$28,523	$21,935		$21,488	$21,954
Number of Revenue Days	2,528	572	3,100	2,520	726	3,246
Total Product Carriers Revenue Days	2,909	663	3,572	3,235	818	4,053
Total Revenue Days	4,780	1,165	5,945	5,357	1,340	6,697

	Fiscal Year Ended December 31, 2025			Fiscal Year Ended December 31, 2024
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$44,397	$47,121		$39,011	$35,758
Number of Revenue Days	2,455	1,095	3,550	3,395	1,098	4,493
Suezmax
Average TCE Rate	$38,329	$33,726		$39,303	$30,971
Number of Revenue Days	4,342	355	4,697	4,036	702	4,738
Aframax
Average TCE Rate	$31,941	$38,496		$32,433	$38,518
Number of Revenue Days	1,096	353	1,449	873	365	1,238
Total Crude Tankers Revenue Days	7,893	1,803	9,696	8,304	2,165	10,469
Product Carriers
LR2
Average TCE Rate	$-	$39,485		$53,159	$39,500
Number of Revenue Days	-	364	364	149	161	310
LR1
Average TCE Rate	$36,516	$-		$49,915	$-
Number of Revenue Days	2,251	-	2,251	2,386	-	2,386
MR
Average TCE Rate	$23,535	$21,638		$30,887	$21,809
Number of Revenue Days	10,345	2,737	13,082	10,348	2,391	12,739
Total Product Carriers Revenue Days	12,596	3,101	15,697	12,883	2,552	15,435
Total Revenue Days	20,489	4,904	25,393	21,187	4,717	25,904

(a) In May 2025, the 2010-built Seaways Raffles delivered into the Tankers International 15-plus pool, which is excluded from the average spot TCE rate presented in the tables above. If the 15-plus pool was included, the average VLCC TCE spot rate would be $75,428 per day on 618 revenue days for the fourth quarter of 2025, and $44,817 per day on 2,697 revenue days for the full year 2025.

Revenue days in the above table exclude days related to full service lighterings and certain of the Company’s vessels that were employed in transitional voyages.

During the 2025 and 2024 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of December 31, 2025 INSW’s fleet totaled 74 vessels, of which 66 were owned and 8 were chartered in.

			Total at December 31, 2025
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	9	3	12	3,617,800
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	26	3	29	6,131,929

LR2	1	-	1	112,691
LR1	6	1	7	519,941
MR	29	4	33	1,658,013
Product Carriers	36	5	41	2,290,645

Total Operating Fleet	62	8	70	8,422,574

Newbuild Fleet
LR1	4	-	4	297,600

Total Newbuild Fleet	4	-	4	297,600

Total Operating and Newbuild Fleet	66	8	74	8,720,174

(1) Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

Adjusted Net Income

Adjusted net income consists of net income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While adjusted net income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the condensed consolidated statement of operations, to adjusted net income:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Net income	$127,504	$35,823	$309,261	$416,724
Third-party debt modification fees	-	-	-	168
Write-off of deferred financing costs	1,761	-	1,761	-
Loss on extinguishment of debt	315	-	315	-
(Gain)/Loss on disposal of vessels and other assets, net	(7,629)	8,745	(42,537)	(32,657)
Provision for settlement of multi-employer pension plan obligations	-	-	-	1,019
Adjusted Net Income	$121,951	$44,568	$268,800	$385,254

Weighted average shares outstanding (diluted)	49,682,572	49,546,868	49,595,945	49,680,127
Adjusted Net Income per diluted share	$2.45	$0.90	$5.42	$7.75

EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Net income	$127,504	$35,823	$309,261	$416,724
Income tax benefit	(411)	(1,083)	(411)	(1,084)
Interest expense	11,868	11,895	42,704	49,703
Depreciation and amortization	41,362	39,466	163,586	149,440
EBITDA	180,323	86,101	515,140	614,783
Third-party debt modification fees	-	-	-	168
Write-off of deferred financing costs	1,761	-	1,761	-
Loss on extinguishment of debt	315	-	315	-
(Gain)/Loss on disposal of vessels and other assets, net	(7,629)	8,745	(42,537)	(32,657)
Provision for settlement of multi-employer pension plan obligations	-	-	-	1,019
Adjusted EBITDA	$174,770	$94,846	$474,679	$583,313

Total Cash

	December 31,	December 31,
($ in thousands)	2025	2024
Cash and cash equivalents	$116,922	$157,506
Short-term investments	50,000	-
Total Cash	$166,922	$157,506

Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the condensed consolidated statements of operations follow:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Time charter equivalent revenues	$259,982	$190,640	$819,614	$933,103
Add: Voyage expenses	7,897	3,973	23,688	18,510
Shipping revenues	$267,879	$194,613	$843,302	$951,613